                                                Filed Pursuant to Rule 424(b)(3)
                                                           File Number 333-67896

PROSPECTUS SUPPLEMENT NO. 1
---------------------------

                                  $517,500,000

                             XO Communications Inc.
                  5.75% Convertible Subordinated Notes due 2009
                                       And
                       Class A Common Stock Issuable Upon
                       Conversion of the Convertible Notes

     This prospectus supplement supplements the prospectus dated August 30, 2001 of XO Communications Inc., (as supplemented prior to the date hereof, the "prospectus"), relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $517,500,000 aggregate principal amount at maturity of Convertible Notes and the common shares issuable upon conversion of the Convertible Notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of selling securityholders contained on page 56 of the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                                                       Number of Shares
                                                                       of Class A Common
                                                 Principal Amount       Stock Issuable
                                                  of Convertible      upon Conversion of
                                                   Beneficially         the Convertible
Name                                             Owned and Offered         Notes(1)
----                                             -----------------    ------------------
Robertson Stephens..........................        $30,000,000            1,174,452
Salomon Smith Barney........................         10,556,000*             413,251*
Teachers Insurance and Annuity Association..         10,250,000              401,271
Variable Insurance Products Fund: High
   Income Portfolio.........................          5,000,000              195,742
CRT Capital Group LLC.......................          3,750,000              146,807
WM High Yield Fund..........................          3,500,000              137,019

* Additional principal amount and shares only; does not include principal amount or shares already listed in the Prospectus.

(1) Calculated assuming only the conversion of all of the holder's Convertible Notes at a conversion rate of 39.1484 shares of Class A Common Stock per $1,000 principal amount at maturity of the Convertible Notes. This conversion rate is subject to adjustment, however, as described under "Description of the Convertible Notes--Conversion Rights." As a result, the number of shares of Class A Common Stock issuable upon conversion of the Convertible Notes may increase or decrease in the future. The number in this column does not include Class A Common Stock otherwise held by each such holder.

     The information contained in this prospectus supplement regarding the selling securityholders has been prepared from information given to us by those selling securityholders on or prior to the date of this prospectus supplement.

     Investing in the Convertible Notes involves risks that are described in the "Risk Factors" section beginning on page 4 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus supplement is October 18, 2001.